Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter Ended September 30, 2013

Fiscal Second Quarter Highlights:

•	Net investment income per share for the quarter was $0.22, compared to $0.25 for the quarter ended June 30, 2013

•	Net asset value per share at the end of the quarter was $8.30, compared to $8.16 at June 30, 2013, a 2% increase

•	Declared a dividend of $0.20 per share for the quarter

•	Invested $412 million during the quarter, substantially driven by primary originations

•	Net investment activity was $(59) million for the quarter due to opportunistic exits

•	Amended revolving credit facility to extend maturity, improve pricing, and increase commitments

New York, NY — November 8, 2013—Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its second fiscal quarter ended September 30, 2013. The Company’s net investment income was $0.22 per share for the quarter ended September 30, 2013, compared to $0.25 for the quarter ended June 30, 2013. The Company’s net asset value (“NAV”) was $8.30 per share as of September 30, 2013, up from $8.16 at June 30, 2013.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the third fiscal quarter of 2014, payable on January 6, 2014 to stockholders of record as of December 19, 2013. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “For the September quarter, we reported healthy net investment income and a meaningful increase in net asset value. Given the strength in the credit markets throughout the period, we monetized select assets with minimal impact to the overall portfolio yield.” Mr. Zelter continued, “We also continued to improve our capital structure by lowering the pricing, extending the maturity, and increasing the size of our revolving credit facility.”

  FINANCIAL HIGHLIGHTS FOR THE QUARTER ENDED SEPTEMBER 30, 2013

Select Balance Sheet Data
	September 30, 2013	March 31, 2013
Total assets	$3.14 billion	$2.94 billion
Investment portfolio	$3.03 billion	$2.85 billion
Debt	$1.08 billion	$1.16 billion
Net assets	$1.86 billion	$1.68 billion
Net asset value per share	$8.30	$8.27
Debt-to-equity	0.58 x	0.69 x
Leverage Ratio (1)	0.62 x	0.70 x

(1) The Company’s leverage ratio is defined as debt outstanding plus payable for investments purchased and cash equivalents, plus due to custodian, less receivable for investments sold, less cash equivalents, less cash, less foreign currency, divided by total net assets.

Portfolio Activity (2) and Portfolio Companies
	Three months ended September 30, 2013	Six months ended September 30, 2013
Investments made during the period	$ 412 million	$ 1,200 million
Investments sold	$ (284) million	$ (390) million
Net activity before repaid investments	$ 127 million	$ 810 million
Investments repaid	$ (186) million	$ (661) million
Net investment activity	$ (59) million	$ 149 million

Portfolio companies, at beginning of period	94	81
New portfolio companies	12	35
Exited portfolio companies	13	23
Portfolio companies, at end of period	93	93

(2) Numbers may not sum due to rounding.

Operating Results
	Three months ended September 30, 2013	Six months ended September 30, 2013
(in thousands)
Net investment income	$ 49,586	$ 101,953
Net realized and unrealized loss	$ 26,839	$ (6,724)
Net increase in net assets from operations	$ 76,425	$ 95,229

(per share)
Net investment income per share	$ 0.22	$ 0.47
Net realized and unrealized loss per share	$ 0.12	$ (0.04)
Earnings per share – basic	$ 0.34	$ 0.43
Earnings per share –diluted	$ 0.33	$ 0.43

CONFERENCE CALL / WEBCAST AT 10:00 AM EST ON November 8, 2013

The Company will host a conference call on Friday, November 8, 2013 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 83833351 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through November 22, 2013 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 83833351. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended September 30, 2013, we invested $412 million across 12 new and 18 existing portfolio companies, through a combination of primary and secondary market purchases. This compares to investing $395 million in 13 new and 11 existing portfolio companies for the three months ended September 30, 2012. Investments sold or repaid during the three months ended September 30, 2013 totaled $470 million versus $343 million for the three months ended September 30, 2012.

At September 30, 2013, our portfolio consisted of 93 portfolio companies and was invested 52% in secured debt, 34% in unsecured debt, 6% in structured products and other and 8% in common equity, preferred equity and warrants measured at fair value versus 81 portfolio companies invested 44% in secured debt, 43% in unsecured debt, 7% in structured products and other and 6% in common equity, preferred equity and warrants, measured at fair value at March 31, 2013.

The weighted average yields on our secured debt portfolio, unsecured debt portfolio, and total debt portfolio as of September 30, 2013 at our current cost basis were 11.1%, 11.7%, and 11.3%, respectively, exclusive of securities on non-accrual status. The weighted average yields on our secured loan portfolio, unsecured debt portfolio, and total debt portfolio as of March 31, 2013 at the current cost basis were 11.2%, 12.7%, and 11.9%, respectively, exclusive of securities on non-accrual status.

Since the initial public offering of Apollo Investment in April 2004, and through September 30, 2013, invested capital totaled $11.5 billion in 250 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

At September 30, 2013, 62% or $1.7 billion of our income-bearing investment portfolio was fixed rate and 38% or $1.0 billion was floating rate, measured at fair value. On a cost basis, 63% or $1.7 billion of our income-bearing investment portfolio was fixed rate and 37% or $1.0 billion is floating rate. At March 31, 2013, 64% or $1.6 billion of our income-bearing debt investment portfolio was fixed rate debt and 36% or $0.9 billion was floating rate debt, measured at fair value. On a cost basis, 65% or $1.6 billion of our income-bearing investment portfolio was fixed rate debt and 35% or $0.9 billion was floating rate debt.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	September 30, 2013 (unaudited)	March 31, 2013
Assets
Non-controlled/non-affiliated investments, at fair value (cost—$2,564,848 and $2,550,091, respectively)	$2,537,934	$2,414,307
Non-controlled /affiliated investments, at fair value (cost—$154,323 and $124,006, respectively)	142,024	125,674
Controlled investments, at fair value (cost—$361,731 and $345,204, respectively)	349,748	310,418
Cash	4,510	3,902
Foreign currency (cost—$1,566 and $2,293, respectively)	1,574	2,295
Receivable for investments sold	22,324	5,713
Interest receivable	42,598	51,990
Dividends receivable	3,943	2,703
Deferred financing costs	34,302	26,990
Prepaid expenses and other assets	859	320

Total assets	$3,139,816	$2,944,312

Liabilities
Debt	$1,082,270	$1,156,067
Payable for investments purchased	99,655	26,021
Dividends payable	44,948	40,578
Management and performance-based incentive fees payable	28,637	26,509
Interest payable	14,955	12,012
Accrued administrative expenses	1,104	2,219
Other liabilities and accrued expenses	3,603	3,517

Total liabilities	$1,275,172	$1,266,923

Net Assets
Common stock, par value $.001 per share, 400,000,000 and 400,000,000 common shares authorized, respectively, and 224,741,351 and 202,891,351 issued and outstanding, respectively	$225	$203
Paid-in capital in excess of par	3,115,537	2,933,636
Over-distributed net investment income	(32,127)	(44,183)
Accumulated net realized loss	(1,166,288)	(1,053,080)
Net unrealized depreciation	(52,703)	(159,187)

Total net assets	$1,864,644	$1,677,389

Total liabilities and net assets	$3,139,816	$2,944,312

Net asset value per share	$8.30	$8.27

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended

	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$79,228	$70,275	$154,789	$142,912
Dividends	430	1,012	4,694	2,018
Other income	2,217	4,455	6,693	8,498
From non-controlled/affiliated investments:
Interest	1,025	—	1,728	—
Dividends	4,738	750	9,564	1,500
From controlled investments:
Interest	5,668	1,316	10,577	2,594
Dividends	364	6,024	2,260	6,642
Other income	38	—	75	—

Total investment income	$93,708	$83,832	$190,380	$164,164

EXPENSES:
Management fees	$15,356	$13,864	$30,113	$27,684
Performance-based incentive fees	11,545	10,942	23,994	20,458
Interest and other debt expenses	17,472	12,529	33,316	28,106
Administrative services expense	1,109	769	2,206	1,519
Other general and administrative expenses	1,974	1,961	4,105	4,564

Total expenses	47,456	40,065	93,734	82,331
Management and performance-based incentive fees waived	(3,326)	(715)	(5,299)	(1,380)
Expense reimbursements	(8)	—	(8)	—

Net expenses	44,122	39,350	88,427	80,951

Net investment income	$49,586	$44,482	$101,953	$83,213

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS, DERIVATIVES AND FOREIGN CURRENCIES:
Net realized loss:
Investments and cash equivalents	$(26,845)	$(40,773)	$(124,756)	$(59,014)
Foreign currencies	1,031	211	3,007	(392)
Derivatives	8,541	—	8,541	—

Net realized loss	(17,273)	(40,562)	(113,208)	(59,406)

Net change in unrealized depreciation/appreciation:
Investments and cash equivalents	60,410	76,274	117,604	36,882
Foreign currencies	(9,443)	(7,158)	(11,120)	705
Derivatives	(6,855)	—	—	—

Net change in unrealized depreciation/appreciation	44,112	69,116	106,484	37,587

Net realized and unrealized gain (loss) from investments, cash equivalents, derivatives and foreign currencies	26,839	28,554	(6,724)	(21,819)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$76,425	$73,036	$95,229	$61,394

EARNINGS PER SHARE – BASIC	$0.34	$0.36	$0.43	$0.30

EARNINGS PER SHARE – DILUTED	$0.33	$0.35	$0.43	$0.30

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments including secured and unsecured loans, mezzanine investments and/or equity in private middle market companies. The Company may also invest in the securities of public companies and structured products such as collateralized loan obligations. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com